TEXAS UTILITIES COMPANY
     Energy Plaza . 1601 Bryan Street . Dallas, Texas 75201 .(212)812-4600

                                                               NEWS RELEASE
     ======================================================================

                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------

                    Dallas, Texas - February 24, 1997 - Texas Utilities Company (NYSE - TXU) (Company) announced that is commencing an offer to purchase any or all of the shares of the following series of Preferred Stock and Depositary Shares of Texas Utilities Electric Company (TU Electric) at the price indicated for each Series:

          $4.00 Preferred Stock (Dallas Power (DPL) Series) CUSIP No.
               882850 40 7  at a purchase price of $66.01 Per Share
          $4.00 Preferred Stock (Texas Electric (TES) Series) CUSIP No.
               882850 87 8 at a purchase price of $66.01 Per Share
          $4.00 Preferred Stock (Texas Power (TPL) Series) CUSIP No. 882850
                75 3  at a purchase price of $66.01 Per Share
          $4.24 Preferred Stock CUSIP No. 882850 30 8 at a purchase price of $69.97 Per Share
          $4.44 Preferred Stock CUSIP No. 882850 71 2 at a purchase price of $73.27 Per Share
          $4.50 Preferred Stock CUSIP No. 882850 20 9 at a purchase price of $71.89 Per Share
          $4.56 Preferred Stock (Texas Electric (TES) Series) CUSIP No.
                882850 86 0 at a purchase price of $72.84 Per Share
          $4.56 Preferred Stock (Texas Power (TPL) Series) CUSIP No. 882850
                74 6 at a purchase price of $72.84 Per Share
          $4.64 Preferred Stock purchase price of $76.57 Per Share
          $4.76 Preferred Stock CUSIP No. 882850 72 0 at a purchase price of $78.55 Per Share
          $4.80 Preferred Stock CUSIP No. 882850 50 6 at a purchase price of $79.21 Per Share
          $4.84 Preferred Stock CUSIP No. 882850 73 8 at a purchase price of $79.87 Per Share
          $5.08 Preferred Stock CUSIP No. 882850 84 5 at a purchase price of $83.83 Per Share
          $6.375 Cumulative Preferred Stock CUSIP No. 882850 43 1 at a
               purchase price of $106.76 Per Share
          $6.98 Cumulative Preferred Stock CUSIP No. 882850 46 4 at a
               purchase price of $109.20 Per Share
          $7.98 Cumulative Preferred Stock CUSIP No. 882850 47 2 at a
               purchase price of $117.00 Per Share
          Adjustable Rate Cumulative Preferred Stock Series A CUSIP No.
               882850 59 7 at a purchase price of $100.25 Per Share
          $2.05 Depositary Shares CUSIP No. 882850 48 0 at a
               purchase price of $27.62 Per Share
          $1.875 Depositary Shares, Series A CUSIP No. 882850 44 9 at a
               purchase price of $27.62 Per Share
          $1.805 Depositary Shares, Series B CUSIP No. 882850 41 5 At a purchase price of $27.45 Per share.

                    Holders of record on March 12, 1997 of tendered Shares having a regular quarterly dividend payment date of April 1 will be entitled to the regular quarterly dividend payable on April 1, 1997. Holders of tendered Shares having a regular quarterly dividend payment date of May 1 will receive as part of the purchase price, in addition to the amount stated above, an amount equal to accrued and unpaid dividends to the payment date for Shares tendered.

                    Each of the offers is independent and is not conditioned upon any minimum number of shares being tendered. Each Offer is being made only by means of, and is subject to certain other terms and conditions as set forth in, the Offer to Purchase, dated February 24, 1997. The Offer and withdrawal rights for each series will expire at 12:00 midnight, New York City time, on Friday March 21, 1997, unless the Offer for such series is extended.

                    The dealer managers for the offers are Merrill Lynch & Co., Salomon Brothers Inc and Smith Barney Inc.

                    This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The offers are made solely by the Offer to Purchase, dated February 24, 1997, and are not being made to (nor will tenders be accepted from or on behalf of) holders of shares residing in any jurisdiction in which the making of the offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction, the securities laws of which require the offers to be made by a licensed broker or dealer, the offers shall be deemed made on behalf of Texas Utilities Company by one or more brokers or dealers licensed under the laws of such jurisdiction.

                    The information agent for the offer is D.F. King & Co., Inc. Investors should contact D.F. King at (800) 659-6590 with any questions concerning this offer.

                    Texas Utilities Company is an investor-owned holding company for an electric energy services system headquartered in Dallas, Texas. The system includes companies engaged in electric utility services, international electric distribution, natural gas transmission and storage, lignite coal mining, telecommunications and other energy-related business.


                                       - END -

      FOR ADDITIONAL INFORMATION CONTACT:   DAVID ANDERSON       PHIL TOLAR
                                             214/812-4641   OR  214/812-2756